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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Depomed, Inc. for the registration of common stock, debt securities, preferred stock, warrants and units and to the incorporation by reference therein of our reports dated February 28, 2018, with respect to the consolidated financial statements and schedule of Depomed, Inc., and the effectiveness of internal control over financial reporting of Depomed, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
February 28, 2018

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm